EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:	Urologix:
Mitchell Dann, Chairman
(763) 475-1400

UROLOGIX ANNOUNCES LEADERSHIP CHANGES

MINNEAPOLIS — February 25, 2008 — Urologix®, Inc. (NASDAQ:ULGX), today announced that its Board of Directors appointed Mitchell Dann as Chairman of the Board and interim Chief Executive Officer. Concurrently, the Board of Directors has accepted the resignation of Fred B. Parks as Chief Executive Officer and Chairman effective immediately. The Company has engaged SpencerStuart, a leading executive search consulting firm, to assist the Company in its search for a CEO. The Board of Directors also announced today that it has appointed William M. Moore to the Company’s Board of Directors effective immediately.

Mr. Dann is a co-founder of the Company and served as a director from its inception in 1991 until 2005. Mr. Dann is also the founder and managing member of Sapient Capital Management, L.L.C., the general partner of the general partner of Sapient Capital, L.P., a venture capital firm specializing in the medical device industry. Mr. Dann has over 25 years of experience working with medical device companies as an investor, entrepreneur, executive, adviser and board member. Mr. Dann also serves as a member of the board of directors of TranS1 Inc., a publicly-held medical device company. Mr. Dann received a B.S. degree in Engineering from the University of Vermont.

Mr. Moore is currently a consultant to various medical device and health care companies and investors in these companies, including BlueLine Partners, L.L.C., a significant shareholder of Urologix. Mr. Moore has served as a general partner of Alpine Partners, a venture capital firm, since March 2003. Mr. Moore was a co-founder and, from 1998 until 2003, Chief Executive Officer of MetaSENSORS Inc. a health care development company. Mr. Moore also serves on the Board of Directors of Criticare Systems, Inc. (Amex: CMD), Iridex Corporation (NasdaqGM: IRIX) and Natus Medical Inc. (NasdaqGM: BABY) a company he co-founded in 1990 and for which he served as its CEO until 1993. Mr. Moore earned his B.S. degree from the University of Utah.

Fred Parks stated, “I am pleased to have worked with the talented people at Urologix for nearly five years. I believe the new leadership at Urologix will allow the Company to realize the full potential of its business.”

“It is an honor for me to return to Urologix to be of service during this time of leadership transition. We founded Urologix to develop a safe, effective, durable, less invasive treatment for enlarged prostate disease or BPH that could be performed in the comfortable setting of a physician’s office. The high quality clinical trials of Urologix’ Cooled ThermoTherapy that have been conducted over the years demonstrate achievement of the Company’s founding objective. While it is a challenging time for the Company, I am looking forward to working with the Urologix team and our Urologist partners in providing Cooled ThermoTherapy as a treatment solution in the management of enlarged prostate disease,” stated Mitch Dann.

About Urologix

Urologix, Inc., based in Minneapolis, develops, manufactures and markets minimally invasive medical products for the treatment of urological disorders. The Company has developed and offers non-surgical, anesthesia-free, catheter-based treatments that use a proprietary cooled microwave technology for the treatment of benign prostatic hyperplasia (BPH), a condition that affects more than 23 million men worldwide. Urologix’ products include the CoolWave®, Targis® and Prostatron® control units and the Cooled ThermoCath®, Targis® and Prostaprobe® catheter families. All of Urologix’ products utilize Cooled ThermoTherapy™—targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort—and provide safe, effective, lasting relief of the symptoms of BPH.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, statements about the Company’s efforts to identify and hire a permanent Chief Executive Officer, other business plans, future revenue and operating performance, the Company’s ability to develop and market new products, and the Company-owned

Cooled ThermoTherapy mobile service. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and the risk factors described in the Company’s Annual Report on Form 10-K for the year ended June 30, 2007 and other documents filed with the Securities and Exchange Commission.